                                                                   EXHIBIT 10.37

                 AMENDED AND RESTATED TENTH AMENDMENT AND WAIVER

     AMENDED AND RESTATED TENTH AMENDMENT AND WAIVER dated as of December 29, 2000 (this "Amended and Restated Tenth Amendment") with respect to the Credit Agreement dated as of July 12, 1996, as amended by the First Amendment to Credit Agreement dated as of September 27, 1996, Amendment Two and Waiver to Credit Agreement dated as of July 4, 1997, Amendment Three to Credit Agreement (With Consent) dated as of August 13, 1997, Amendment Four to Credit Agreement dated as of April 8, 1998, Amendment Five and Consent and Waiver to Credit Agreement dated as of March 1, 1999, Amendment Six dated as of May 1, 1999, Amendment Seven and Consent and Waiver to Credit Agreement dated as of October 13, 1999, Amendment Eight and Consent and Waiver to Credit Agreement dated as of January 19, 2000, and Amendment Nine and Consent and Waiver to Credit Agreement dated as of March 31, 2000 (the "Credit Agreement"), among PSC Scanning, Inc., formerly known as SpectraScan, Inc. which was the successor by merger to PSC Acquisition, Inc. (the "Borrower"), PSC Inc. ("PSC"), the lenders party thereto (the "Lenders") and Fleet National Bank, as administrative agent (the "Administrative Agent").

                              W I T N E S S E T H :

     WHEREAS, pursuant to the Credit Agreement, the Lenders have made Advances and other extensions of credit to the Borrower which remain outstanding;

     WHEREAS, certain Events of Default have occurred and are continuing;

     WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders, and the Administrative Agent and the Lenders are willing to, waive certain Events of Default and defer during the Waiver Period (as defined below) the payment of the Deferred Amounts (as defined below), but only on the terms and conditions set forth herein;

     WHEREAS, the Borrower, PSC, the Lenders and the Administrative Agent are parties to the Tenth Amendment and Waiver dated as of December 29, 2000 (the "Tenth Amendment") and the Tenth Amendment became effective on December 29, 2000; and

     WHEREAS, the Borrower and PSC have requested that the Administrative Agent and the Lenders, and the Administrative Agent and the Lenders are willing to, amend and restate the Tenth Amendment in its entirety as set forth in this Amended and Restated Tenth Amendment.

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

     Section 1.1 Defined Terms. Unless otherwise defined herein, capitalized terms used herein have the meanings assigned in the Credit Agreement and the other Loan Documents, and the following terms shall have the following meanings:

          "Deferred Amounts": (a) $2,500,000 principal payment due on December 31, 2000 with respect to the Term Loan Advances (provided, that $833,333.33 of such amount shall be payable on December 31, 2000 as set forth in
     Section 5.1(b)) and (b) the spread between (i) the contractual rate of interest due on the Advances pursuant to Section 2.07(a) of the Credit Agreement and (ii) the default rate of interest due on the Advances accruing upon the occurrence and during the continuance of a Default pursuant to Section 2.07(b) of the Credit Agreement.

          "Expiration Date": March 31, 2001.

          "Effective Date": the first date on which the conditions precedent specified in Article VI of this Amended and Restated Tenth Amendment shall have been satisfied or the satisfaction thereof shall have been waived in accordance with the terms hereof.

          "F/X Commitment": as defined in Section 5.1(d).

          "F/X Lender" means Key Bank or such other Lender that agrees to be the F/X Lender.

          "Waiver Period": the period beginning on the Effective Date and ending on the earlier of (a) the Termination Date or (b) the Expiration Date.

          "Specified Events of Default": Events of Default arising or which may arise in respect of (i) Section 6.01(c) as a result of the Borrower's failure to satisfy covenants contained in Sections 5.04(a), (b), (c), (d), and (e) of the Credit Agreement and (ii) 6.01(e) of the Credit Agreement in connection with the Borrower's failure to make certain payments to Spectra-Physics, Inc. pursuant to the terms of the Subordinated Installment Promissory Note dated July 12, 1996.

          "Termination Date": the date on which there is an event of termination as provided in Article III of this Amended and Restated Tenth Amendment.

                                   ARTICLE II

                             LIMITATION ON REMEDIES

     Section 2.1. Waiver. Subject to the terms and conditions hereof, the Administrative Agent and the Lenders hereby agree to waive during the Waiver Period the Specified Events of Default.

     Section 2.2. Deferral. The Administrative Agent and the Lenders hereby agree to defer payment by the Borrower of the Deferred Amounts during the Waiver Period; provided, that the Deferred Amounts shall be paid in full in cash immediately upon the earlier of the Termination Date or the Expiration Date; it being understood that during the Waiver Period the Borrower shall continue to pay the contractual rate of interest due on the Advances pursuant to Section 2.07(a) of the Credit Agreement.

                                   ARTICLE III

                          WAIVER EVENTS OF TERMINATION

               Upon the occurrence of any of the following events:

          (a) the Borrower or any other Loan Party shall default in the observance or performance of any agreement or covenant contained in this Amended and Restated Tenth Amendment;

          (b) the occurrence of a Default or Event of Default (other than the Specified Events of Default); or

          (c) the exercise of any rights or remedies by the holders of Subordinated Debt, including without limitation, the acceleration of any amounts due or to become due under the Subordinated Debt Documents;

then, and in any such event, the provisions of Article II of this Amended and Restated Tenth Amendment shall immediately and automatically terminate and thereafter such Article shall have no force or effect.

                                   ARTICLE IV

                         AMENDMENTS TO CREDIT AGREEMENT

     Section 4.1. Amendments to Section 1.1 (Definitions). (a) Section 1.1 of the Credit Agreement is hereby amended by (i) deleting the definitions of Eligible Assignee and Fixed Charge Coverage Ratio, and (ii) inserting the following definitions in their proper alphabetical order:

          "Eligible Assignee" means (a) with respect to any Facility (other than the Letter of Credit Facility), (i) a Lender; (ii) an Affiliate of a Lender; (iii) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $500,000,000; (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $500,000,000; (v) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or of the Cayman Islands, or a political subdivision of such country, and having total assets in excess of $500,000,000, so long as such bank is acting through a branch or agency located in the United States; (vi) the central bank of any country that is a member of the OECD; (vii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $500,000,000; and (viii) any other Person approved by the Administrative Agent or any Person authorized by the Administrative Agent to grant such approval, such approval not to be unreasonably withheld or delayed, and (b) with respect to the Letter of Credit Facility, a Person that is an Eligible Assignee under subclause (iii) or (v) of clause (a) of this definition and is approved by the Administrative Agent or any Person authorized by the Administrative Agent to grant such approval, such approval not to be unreasonably withheld or delayed; provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

          "Eligible Inventory" means inventory, calculated on a "first-in, first-out" basis, less work-in process, cartons, labels, obsolescence reserves and any other reserves deemed necessary by the Administrative Agent in its sole discretion.

          "Eligible Receivable Aging Report" means the detailed report identifying as of the last Business Day of each week the Borrower's Domestic and Foreign Accounts Receivable, in form and substance satisfactory to the Administrative Agent, and which shall be duly certified by the Borrower's Chief Executive Officer, Chief Financial Officer or Controller.

          "Eligible Receivables" means Receivables (a) with respect to domestic shipments (i) on or before February 28, 2001, within 90 days of the due date and (ii) on or after March 1, 2001, within the earlier of (A) 90 days of the invoice date or (B) 60 days of the due date, and (b) with respect to international shipments within 150 days of the due date, in each case, and as otherwise acceptable to the Administrative Agent in its sole discretion.

          "Eligible Inventory Report" means the detailed report identifying as of the last Business Day of each month the Borrower's Eligible Inventory, in form and substance satisfactory to the Administrative Agent, and which shall be duly certified by the Borrower's Chief Executive Officer, Chief Financial Officer or Controller.

          "Amended and Restated Tenth Amendment" means the Amended and Restated Tenth Amendment and Waiver dated as of December 29, 2000 with respect to the Credit Agreement.

     Section 4.2 Amendments to Section 2.01 (The Advances). (a) Section 2.01(c) of the Credit Agreement is hereby amended by inserting the following sentence immediately prior to the period at the end of said section:

     "Notwithstanding anything to the contrary set forth herein, each Working Capital Advance shall be made as a Prime Rate Advance.".

     (b) Section 2.01(d) of the Credit Agreement is hereby amended by deleting the reference to "$5,000,000" and inserting in lieu thereof a reference to "$2,000,000".

Section 4.3. Amendment to Section 2.06 (Prepayments). Section 2.06(b) of the Credit Agreement is hereby amended by inserting immediately before the period at the end of said Section the following: "provided, further, that Net Cash Proceeds received pursuant to clause (ii) above shall be applied first to the Working Capital Facility as set forth in clause (vi) below and shall permanently reduce the aggregate Working Capital Commitments on a pro rata basis, and second, the balance, if any, ratably to the Term Loan Facility and to the installments thereof in inverse order of maturity".

     Section 4.4. Amendment to Section 2.07 (Interest). Section 2.07 of the Credit Agreement is hereby amended by inserting a new paragraph (d) as follows:

     "(d) Waiver Period Interest. Notwithstanding the foregoing, the Borrower shall pay interest on the unpaid principal amount of each Advance (i) during the period beginning on the Effect- ive Date (as defined in the Amended and Restated Tenth Amend- ment) through and including December 31, 2000, at the Prime Rate plus 1.50% and (ii) during the period beginning on Janu- ary 1, 2001 through and including March 31, 2001, at the Prime Rate plus 2.00%. The Borrower shall pay interest on a monthly basis in arrears."

     Section 4.5. Amendments to Section 5.03 (Reporting Require- ments). (a)
Section 5.03(b) of the Credit Agreement is hereby amended by delet- ing Section 5.03(b) in its entirety and inserting in lieu thereof the following:

     "As soon as available and in any event within thirty (30) days after the end of each month, the Borrower shall submit for itself, PSC and all of their Subsidiaries, a Consolidated statement of income and a Consolidated statement of cash flows, for (i) each month, beginning on the first day of each month and ending on the last day of such month, and (ii) the period commencing on the first day of the then-current Fiscal Year and ending with the last day of the most recent month, in each case, duly certified by the Borrower's Chief Executive Officer, Chief Financial Officer or Controller";

     (b) Section 5.03 of the Credit Agreement is hereby amended by inserting in said Section a new paragraph (w) as follows:

     "(w) The Borrower shall submit to the Administrative Agent within fifteen
     (15) days after the end of each month, an Inventory Report for the immediately preceding month.";

     (c) Section 5.03 of the Credit Agreement is hereby amended by inserting in said Section a new paragraph (x) as follows:

     "(x) The Borrower shall submit to the Administrative Agent on Tuesday of each week, an Accounts Receivable Aging Report for the immediately preceding week; provided, that amounts with respect to PSC Japan K.K., PSC Asia Pacific Pty, Limited and PSC SRL shall be reported on a monthly basis."

     Section 4.6. Amendment to Article V. Article V of the Credit Agreement is hereby amended by inserting a new Section 5.05 as follows:

     "Section 5.05. Collateral Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, PSC will:

          (a) Minimum Eligible Accounts Receivable. Maintain (i) at all times, Eligible Receivables having a value equal to at least $28,000,000 and (ii) as at the end of each month, Eligible Receivables having a value equal to at least $30,000,000; provided, however, if on any date of determination Eligible Receivables are less than the amounts set forth above, (x) the Borrower shall, within one Business Day of the Administrative Agent's receipt of an Eligible Receivable Aging Report, permanently reduce the Working Capital Commitments by an amount equal to such shortfall and (y) the amounts set forth above shall be deemed to be reduced by an equal amount.

     (b) Minimum Eligible Inventory. Maintain at all times, Eligible Inventory having a value equal to at least $11,000,000; provided, however, if on any date of determination Eligible Inventory is less than the amount set forth above, (x) the Borrower shall, within one Business Day of the Administrative Agent's receipt of an Eligible Inventory Report, permanently reduce the Working Capital Commitments by an amount equal to such shortfall and (y) the amount set forth above shall be deemed to be reduced by an equal amount.".

     Section 4.7. Amendment to Schedule 1 (Commitments and Applicable Lending Offices). Schedule 1 to the Credit Agreement is hereby amended by deleting said
Schedule in its entirety and inserting in lieu thereof the Schedule 1 attached hereto as Exhibit A. Schedule 1, as amended hereby, shall show Working Capital Commitments in the aggregate amount of $45,000,000 and Term Loan Commitments in the aggregate amount of $67,500,000.

                                    ARTICLE V
                      OVERRIDE AGREEMENTS OF THE BORROWERS

     Section 5.1 Override Agreements. (a) Continued Availability. Notwithstanding anything to the contrary in the Credit Agreement, during the Waiver Period the Borrower shall be permitted (i) to borrow, prepay, in whole or in part, and reborrow, in accordance with the terms and conditions hereof (A) Working Capital Advances and (B) Swing Line Advances, which, in each case, shall be Prime Rate Advances, (ii) to enter into Hedge Agreements pursuant to Section 5.1(d) of this Amendment, and (iii) to open Letters of Credit; provided, however, notwithstanding anything to the contrary in the Credit Agreement, during the Waiver Period the Borrower shall not be permitted to borrow in excess of $40,000,000 (which amount shall include the aggregate amount of the F/X Commitment) without the prior consent of the Administrative Agent and the Lenders.

     (b) Principal Payment. Notwithstanding anything to the contrary set forth in the Credit Agreement, the Borrower shall pay the principal amount of $833,333.33 on December 31, 2000 with respect to the Term Loan Advances. The Administrative Agent and the Lenders acknowledge that this amount has been paid prior to the execution of this Amended and Restated Tenth Amendment.

     (c) Financial Covenants. (i) Minimum Consolidated EBITDA. During the Waiver Period, the Borrower shall not permit consolidated EBITDA for the periods set forth below, measured on a cumulative basis, to be less than the amounts set forth opposite such period:

            Period                                  Amount
            ------                                  ------
  October 1 - October 31, 2000                   $   100,000
  October 1 - November 30, 2000                  $   500,000
  January 1 - January 31, 2001                   $(1,500,000)
  January 1 - February 28, 2001                  $(1,000,000)

For purposes of this Amended and Restated Tenth Amendment, during the fourth quarter of the year 2000, inventory write-offs and asset write-downs aggregating Ten Million Dollars ($10,000,000) or less will be disregarded in calculating consolidated EBITDA.

     (ii) Capital Expenditures. During the Waiver Period, the Borrower shall not make or commit to make Capital Expenditures for the periods set forth below, measured on a cumulative basis, in excess of the amounts set forth opposite such period:

   Period                                                    Amount
   ------                                                    ------
  October 1 - October 31, 2000                            $   250,000
  October 1 - November 30, 2000                           $   500,000
  October 1 - December 31, 2000                           $ 1,000,000

     Following delivery of the Business Plan (as defined below), the Administrative Agent shall reasonably determine the appropriate Capital Expenditure levels for January, February and March 2001 and shall deliver a written schedule of such amounts to the Borrower. The Borrower shall not permit Capital Expenditures for such periods, measured on a cumulative basis, to be more than the amounts set forth on such schedule.

     (d) F/X Hedging Facility. (i) Notwithstanding anything to the contrary set forth in the Credit Agreement, the Borrower may maintain during the Waiver Period Hedge Agreements with the F/X Lender covering a notional amount of $6,000,000 (the "F/X Commitment"). During the Waiver Period, the Working Capital Commitment shall be reduced by the amount of the F/X Commitment, which reduction shall be allocated pro rata among the Working Capital Lenders.

          (ii) The F/X Lender shall furnish to the Administrative Agent on the first Business Day of each week a written report summarizing the Borrower's swap transactions with the F/X Lender. The payment by the F/X Lender of any amount owing by the F/X Lender under any such Hedge Agreements shall constitute for all purposes of this Agreement the making by the F/X Lender of an Advance, which shall be a Prime Rate Advance, in such amount. If the Borrower fails to pay the F/X Lender on account of any Hedge Agreement, upon written demand by the F/X Lender, with a copy of such demand to the Administrative Agent, each Working Capital Lender shall purchase from the F/X Lender, and the F/X Lender shall sell and assign to each such Working Capital Lender, such Lender's Pro Rata Share of such outstanding Advance as of the date of such purchase, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the F/X Lender, by deposit to the Administrative Agent's Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Advance to be purchased by such Lender. Promptly after receipt thereof, the Administrative Agent shall transfer such funds to the F/X Lender. The Borrower hereby agrees to each such sale and assignment.

     (e) Borrowings. Notwithstanding anything to the contrary set forth in the Credit Agreement, during the Waiver Period, each Notice of Borrowing shall be made directly to the attention of Daniel D. Butler (Fleet National Bank, 111 Westminster Street Providence, Rhode Island 02903; Fax: 401-278-6004) and shall be accompanied by a certificate signed by the Borrower's Chief Executive Officer, Chief Financial Officer or Controller stating that, as of the date of the Borrowing, the Borrower is in compliance with the terms of the Credit Agreement and this Amended and Restated Tenth Amendment.

     (f) Cash Management Services. (i) Promptly following the Effective Date, the Borrower shall enter into an agreement with the Administrative Agent providing for the establishment and continual maintenance of a lockbox account (the "Lock-Box") and a blocked account (the "Blocked Account") for the collection of all the Borrower's Receivables and other Collateral. In conjunction therewith, the Borrower shall promptly direct all account debtors and other obligors to direct all payments owing to the Borrower to the Lock-Box. All monies on deposit in the Lock-Box shall be promptly transferred to the Blocked Account. All checks and other payment instruments that constitute proceeds of Receivables or other Collateral received directly by the Borrower shall be held in trust and promptly upon receipt, delivered to the Blocked Account. Amounts in the Blocked Account shall, on a daily basis, be applied to repayment of the Working Capital Facility and may not be directly withdrawn.

          (ii) All amounts deposited in or any investments with respect to the Lock-Box and the Blocked Account shall at all times be subject to the exclusive dominion and control of the Administrative Agent.

          (iii) For purposes of calculating interest on the Working Capital Advances, all amounts received in the Blocked Account will be deemed to have been applied to the Working Capital Facility on the 2nd Business Day after the date of receipt. For purposes of calculating the availability under the Working Capital Commitments, all amounts received in the Blocked Account (A) before 1:00 p.m. (EST) will be deemed to have been applied to the Working Capital Facility on the Business Day after the date of receipt and (B) after 1:00 p.m. (EST) will be deemed to have been applied to the Working Capital Facility on the 2nd Business Day after the date of receipt. In the event there are not sufficient, available funds in the Borrower's operating account when debited and/or charged under this paragraph, under the Blocked Account or otherwise, the Borrower agrees to immediately pay such amounts to the Administrative Agent in immediately available funds.

     (g) Financial Advisor; Investment Banker. The Borrower shall, during the Waiver Period, continue the retention of (i) Raymond James & Company, or another investment banker reasonably acceptable to the Administrative Agent and the Lenders (the "Investment Banker") and (ii) FTI/Policano & Manzo, or another financial advisor reasonably acceptable to the Administrative Agent and the Lenders (the "Financial Advisor").

     (h) Business Plan; Cash Flow Forecast; Progress Reports. (i) The Borrower shall deliver a detailed "bottom-up" business plan for fiscal year 2001 (the "Business Plan.") to the Administrative Agent and the Lenders on or before January 15, 2001. The Business Plan shall include, on a monthly basis, for the twelve month period beginning January 1, 2001, (a) Consolidated forecasts detailing cash flow and Collateral levels, (b) Consolidated pro forma profit and loss statements, and (c) Consolidated balance sheets. The Business Plan shall identify (x) all sources of revenue and expenses, including without limitation, intended executive compensation, (y) the nature of all proposed Capital Expenditures, and (z) all human resource actions, including without limitation, impacts on staffing levels and itemized severance costs. The Business Plan shall contemplate both a realization of the sale of the real property located at 675 Basket Road, Webster, New York 14580 and a sale of the Borrower's automation division, as well as a scenario where neither sale occurs prior to January 31, 2001. The Business Plan shall be in form and substance satisfactory to the Administrative Agent.

          (ii) The Borrower shall deliver a thirteen week rolling cash flow forecast (the "Cash Flow Forecast") to the Administrative Agent and the Lenders on or before Wednesday of each week. The Cash Flow Forecasts shall detail all sources and uses of cash on a weekly basis and shall report any variances from the prior week. The Cash Flow Forecasts shall be in form and substance satisfactory to the Administrative Agent.

          (iii) The Borrower shall, on or before the last Friday of each month, deliver to the Administrative Agent and the Lenders monthly written progress reports with the first report to be delivered on or before January 5, 2001. The progress reports shall provide updates regarding the Borrower's marketing efforts in connection with certain of its divisions and real property, including with respect to the valuation of such divisions and real property, and shall be in form and substance satisfactory to the Administrative Agent.

          (iv) Upon request, the Lenders shall be provided reasonable access to the Financial Advisor and the Investment Banker and copies of all information provided to either.

     (i) Retention of Advisors by Administrative Agent. In the event the Administrative Agent or its counsel determines to retain a financial advisor and/or an investment banker, the Borrower hereby agrees to pay or reimburse the Administrative Agent for all reasonable fees and out-of-pocket expenses incurred in connection therewith.

     (j) Perfection. In the event the Lenders determine to perfect their interests in the Borrower's foreign subsidiaries the Borrower shall assist the Administrative Agent in perfecting the Lenders' interests in each such company and shall reimburse the Administrative Agent for all costs and out-of-pocket expenses incurred in connection therewith.

     (k) Field Examinations. The Borrower agrees that the Administrative Agent, its counsel or any other professional representing the Administrative Agent, may conduct independent field examinations of the Borrower's books and records, as often as the Administrative Agent, in its sole discretion, deems necessary. The Borrower agrees to fully cooperate with such independent field examinations and agrees to reimburse the Administrative Agent on demand for the costs associated with any such independent field examinations.

     (l) Appraisals. The Borrower shall cooperate with the Administrative Agent's undertaking of updated appraisals of real estate and machinery/equipment. The Borrower agrees to reimburse the Administrative Agent on demand for the costs associated with such appraisals.

     (m) Dividends. Notwithstanding anything to the contrary contained in the Credit Agreement, neither the Borrower nor PSC shall declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of their capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, return any capital to their stockholders as such, make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to their stockholders as such or issue or sell any capital stock, or any warrants, rights or options to acquire such capital stock, or permit any of their Subsidiaries to do any of the foregoing or permit any of their Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of PSC or the Borrower or any warrants, rights or options to acquire such capital stock or to issue or sell any capital stock, or any warrants, rights or options to acquire such capital stock except with the prior written consent of the Administrative Agent.

     (n) Dissolution of Certain Subsidiaries; Limitation on Transfer of Assets. The Borrower and PSC hereby agree that GAP Technologies, Inc. ("GAP") and GEO Labs, Inc. ("GEO") shall be dissolved on or before February 7, 2001. No assets, rights or other interests in property of the Borrower, PSC or any of their subsidiaries shall be transferred to GAP or GEO. No assets, rights or other interests in property of the Borrower, PSC or any of their domestic subsidiaries shall be transferred to any of their foreign subsidiaries.

     (o) Costs and Expenses. In furtherance of the provisions of Section 8.04 of the Credit Agreement, the Borrower and PSC hereby agree that the Administrative Agent shall be entitled, upon one Business Day's notice to the Borrower, to debit any operating account of either the Borrower or PSC to collect costs and expenses to which the Administrative Agent is entitled pursuant to Section 8.04 of the Credit Agreement.

     (p) Acknowledgement. The Administrative Agent and the Lenders acknowledge that the payment required under Section 4(a) of the Subdebt Waiver (as defined below) shall not constitute Subordinated Indebtedness (as defined in the Securities Purchase Agreement) and shall not be subject to disgorgement pursuant to Section 10 of the Securities Purchase Agreement.

     (q) Consents. The Administrative Agent and the Lenders hereby consent to the sale of (i) PSC's Webster, New York facility, (ii) PSC's Imaging Product and Verification Product businesses and (iii) PSC's Automation business (collectively, the "Non-Core Asset Sales"); provided, that, as to each of the Non-Core Asset Sales, (A) 50% of the Net Cash Proceeds of each such sale shall be applied to prepay amounts outstanding under the Term Loan Facility and (B) 50% of the Net Cash Proceeds of each such sale shall be deposited in an interest-bearing cash collateral account (the "Cash Collateral Account") to be opened by the Borrower and maintained with the Administrative Agent for the purpose of depositing the Borrower's 50% share of the Net Cash Proceeds of the Non-Core Asset Sales and permitting the use of such proceeds by the Borrower in accordance with the provisions of this subsection; provided, further, that the Administrative Agent and the Lenders hereby consent to the unfettered and unlimited access by the Borrower to all funds on deposit in the Cash Collateral Account notwithstanding anything to the contrary set forth in the Credit Agreement or any of the Loan Documents, or the occurrence and continuation of any Defaults or Events of Default under the Credit Agreement or any of the Loan Documents. The provisions of this Section 5.1(q) shall survive the Expiration Date or the Termination Date of this Agreement.

     Section 5.2 Override Agreements Deemed Agreements under the Credit Agreement. For purposes of the Credit Agreement, the agreements of the Borrower contained in this Article V shall be deemed to be, and shall be, agreements under the Credit Agreement.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

     This Amended and Restated Tenth Amendment shall not become effective unless and until each of the conditions precedent set forth below have been satisfied or the satisfaction thereof shall have been waived in accordance with the terms hereof:

     (a) Receipt by the Administrative Agent of counterparts of this Amended and Restated Tenth Amendment, duly executed and delivered by the Borrower and the Guarantors;

     (b) Receipt by the Administrative Agent of a fully executed amendment and waiver (the "Subdebt Waiver") to the Securities Purchase Agreement dated as of July 12, 1996, as amended, in form and substance satisfactory to the Administrative Agent, which shall, among other things, (i) acknowledge that any obligations of the Borrower incurred in connection with the F/X Facility shall be deemed Superior Indebtedness (as defined in the Securities Purchase Agreement) and (ii) irrevocably and unconditionally consent to the Non-Core Asset Sales.

     (c) Receipt by the Administrative Agent of all documents requested by the Administrative Agent in respect of Collateral.

     (d) Receipt by the Administrative Agent of payment in full in cash of its invoiced and unpaid fees and out-of-pocket expenses incurred in connection with the preparation and execution of this Amended and Restated Tenth Amendment, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

     (e) Receipt by the Administrative Agent of an Eligible Receivables Aging Report and Eligible Inventory Report.

     (f) Receipt by the Administrative Agent of those portions of the fees referred to in Sections 8.2(b) and (c) that are due and owing on the Effective Date.

                                   ARTICLE VII
                                 INTERPRETATION

     Section 7.1 Continuing Effect of the Credit Agreement. The Borrower, the Guarantors, the Administrative Agent and the Lenders hereby acknowledge and agree that the Credit Agreement shall continue to be and shall remain in full force and effect in accordance with its terms, as amended by this Amended and Restated Tenth Amendment. Any terms or conditions contained in the Amended and Restated Tenth Amendment shall control over any inconsistent term(s) or condition(s) in the Credit Agreement or the other Loan Documents.

     Section 7.2 No Limitation on Remedies after Waiver Period. The Borrower and the Guarantors hereby acknowledge and agree that, at the end of the Waiver Period, the provisions of Article II of this Amended and Restated Tenth Amendment shall become of no force and effect and the Administrative Agent and the Lenders shall be free, in accordance with the Credit Agreement and the other Loan Documents, to declare the Advances and all other amounts outstanding under the Credit Agreement to be due and payable and to exercise and enforce, or to take steps to exercise and enforce, all other rights, powers, privileges and remedies available to them under the Credit Agreement, any other Loan Document or applicable law on account of the Specified Events of Default (or any other Default or Event of Default) as if this Amended and Restated Tenth Amendment had not been entered into by the parties hereto.

     Section 7.3 No Waiver; Other Defaults or Events of Default. (a) Nothing contained in this Amended and Restated Tenth Amendment shall be construed or interpreted or is intended as a waiver of any rights, powers, privileges or remedies that the Administrative Agent or the Lenders have or may have under the Credit Agreement or any other Loan Document on account of the Specified Events of Default, except as expressly provided herein.

     (b) Nothing contained in this Amended and Restated Tenth Amendment shall be construed or interpreted or is intended as a waiver of or limitation on any rights, powers, privileges or remedies that the Administrative Agent or the Lenders have or may have under the Credit Agreement or any other Loan Document on account of any Default or Event of Default other than the Specified Events of Default.


                                  ARTICLE VIII
                                  MISCELLANEOUS

     Section 8.1 Representations and Warranties. The Borrower and the Guarantors hereby represent and warrant as of the date hereof that, after giving effect to this Amended and Restated Tenth Amendment, (a) no Default or Event of Default has occurred and is continuing, except the Specified Events of Default, and (b) all representations and warranties of the Borrower and the Guarantors contained in the Loan Documents (with such term being deemed to include this Amended and Restated Tenth Amendment and the Credit Agreement) are true and correct in all material respects with the same effect as if made on and as of such date, except that Section 6.01 of the Credit Agreement shall be deemed to exclude any Specified Events of Default.

     Section 8.2 Payment of Fees and Expenses. (a) The Borrower agrees to pay or reimburse the Administrative Agent upon demand, for all its reasonable out-of-pocket costs and expenses incurred in connection with the preparation of this Amended and Restated Tenth Amendment, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

     (b) The Borrower further agrees to pay to the Administrative Agent, for the account of each Lender on a pro-rata basis, an extension fee in the amount $500,000 (the "Extension Fee"). The Extension Fee shall be deemed to be earned on the Effective Date and shall be payable as follows: (i) $350,000 on the Effective Date and (ii) $150,000 on the earlier of the Termination Date or the Expiration Date. It is understood that in the event that the Borrower shall repay in full its obligations under the Credit Agreement and the other Loan Documents prior to the earlier of the Termination Date or the Expiration Date, the second installment of the Extension Fee shall be deemed waived. The Administrative Agent and the Lenders acknowledge that the $350,000 installment of the Extension Fee was paid prior to the execution of this Amended and Restated Tenth Amendment.

     (c) The Borrower further agrees to pay to the Administrative Agent, for the account of each Lender on a pro-rata basis, a restatement fee in the amount $150,000 (the "Restatement Fee"). The Restatement Fee shall be deemed to be earned on the Effective Date and shall be payable on the earlier of the Termination Date or the Expiration Date.

     (d) The Borrower further agrees to pay to the Administrative Agent, for its own account, an agency fee in the amount of $5,000 per month (the "Monthly Agency Fee"). The Monthly Agency Fee shall be paid on the first Business Day of each month, except that the Monthly Agency Fee for November and December 2000 shall be due on the Effective Date. The Administrative Agent acknowledges that the Monthly Agency Fee with respect to November and December 2000 was paid prior to the execution of this Amended and Restated Tenth Amendment.

     Section 8.3 Counterparts. This Amended and Restated Tenth Amendment may be executed by the parties hereto in any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     Section 8.4 GOVERNING LAW. THIS AMENDED AND RESTATED TENTH AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDED AND RESTATED TENTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

     Section 8.5 Reservation of Rights. Notwithstanding anything contained in this Amended and Restated Tenth Amendment to the contrary, the Borrower and each Loan Party acknowledges that the Administrative Agent and the Lenders do not waive, and expressly reserve, the right to exercise, at any time during the Waiver Period, any and all of their rights and remedies under (a) the Credit Agreement, any other Loan Document and applicable law in respect of the Specified Events of Default against any Person other than the Borrower or any Loan Party and (b) the Credit Agreement, any other Loan Document and applicable law in respect of any Default or Event of Default other than the Specified Events of Default.

     Section 8.6 Consent of Guarantors. Each Guarantor hereby (a) consents to the transactions contemplated hereby and (b) acknowledges and agrees that the guarantees (and all security therefor) contained in the Credit Agreement and the other Loan Documents previously executed by it are, and shall remain, in full force and effect after giving effect to this Amended and Restated Tenth Amendment and all other prior modifications to the Credit Agreement.

     Section 8.7 Waiver. The Borrower and the Guarantors hereby release, waive, and forever relinquish all claims, demands, obligations, liabilities and causes of action of whatever kind or nature, whether known or unknown, which any of them have, may have, or might assert at the time of execution of the Amended and Restated Tenth Amendment or in the future against the Administrative Agent, the Lenders and/or their parents, respective affiliates, participants, officers, directors, employees, agents, attorneys, accountants, consultants, successors and assigns, directly or indirectly, which occurred, existed, was taken, permitted or begun prior to the execution of the Amended and Restated Tenth Amendment, arising out of, based upon, or in any manner connected with (i) any transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, with respect to the Credit Agreement, any other Loan Document and/or the administration thereof or the Obligations created thereby; (ii) any discussions, commitments, negotiations, conversations or communications with respect to the refinancing, restructuring or collection of any Obligations related to the Credit Agreement, any other Loan Document and/or the administration thereof or the Obligations created thereby, or (iii) any matter related to the foregoing.

     Section 8.8 Confirmation of Indebtedness. The Borrower and the Guarantors hereby confirm and acknowledge that, as of the Effective Date, (i) the Borrower is truly and justly indebted to the Lenders, without defense, counterclaim or offset of any kind, (ii) the Borrower is liable to the Lenders in respect of Advances in the aggregate principal amount of $101,500,000, and (iii) each Guarantor is contingently liable to the Lenders pursuant to such guarantee.

     IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Tenth Amendment to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

                                                  PSC SCANNING, INC.


                                                  By:
                                                  Title:

              FLEET NATIONAL BANK, as Agent, Issuing Bank and a Lender


              By:
              Title:


              CITIZENS BANK OF MASSACHUSETTS, as a Lender


              By:
              Title:


              HSBC BANK USA, as a Lender

              By:
              Title:


              KEY BANK, as a Lender


              By:
              Title:


              THE CHASE MANHATTAN BANK, as a Lender


              By:
              Title:


              M&T BANK, as a Lender


              By:
              Title:

ACKNOWLEDGED AND AGREED


PSC INC.

By:

Title:


PSC AUTOMATION, INC.

By:

Title:


INSTAREAD CORPORATION

By:

Title:


PERCON INCORPORATED

By:

Title:


PSC BELGIUM, INC.

By:

Title:

                                                                       EXHIBIT A

                                   SCHEDULE I


                                    Working
                                    Capital     Term Loan
Lender                            Commitments  Commitments
--------------------------------  -----------  -----------
Fleet National Bank                $7,920,000  $11,880,000
Citizens Bank of Massachusetts     $6,120,000  $ 9,180,000
HSBC Bank USA                      $6,120,000  $ 9,180,000
Key Bank                           $9,000,000  $13,500,000
The Chase Manhattan Bank           $7,920,000  $11,880,000
M&T Bank                           $7,920,000  $11,880,000